Exhibit 10.15

JUNE 7th, 2011 MEMORANDUM OF UNDERSTANDING

Modification to the Tenant Improvement Provision in

The Third Amendment To Lease

This MEMORANDUM OF UNDERSTANDING supplements the Lease dated April 18, 2008, and the Second Amendment to Lease dated November 25, 2009, and the Third Amendment to Lease dated May 5, 2011 between WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company, and WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company (collectively “Landlord”), and GENOMATICA, INC., a Delaware Corporation (“Tenant”).

Landlord will fund Tenant the $180,000 tenant improvement Allowance as provided for in Section 7 of the Third Amendment To Lease dated May 5, 2011, subject to the following new conditions:

1.	Landlord shall reasonably determine what amount of the Allowance, which is to be spent within the Expansion Space (6,011 sf.), was spent on permanently affixed alterations and improvements (“PAAAI”) as was generally described in Section 7 of the Third Amendment To Lease. Expenditures on PAAI will be deemed to be qualified expenses and included within the Allowance as defined in Section 7 of the Third Amendment to Lease. For clarity, Landlord agrees that PAAAI include construction costs incurred within the Expansion Space accounted for using (“Construction Specification Institute”) CSI Master Format standard 1995 Edition and include all Division and Sub-Division categories 01-16 or CSI Master Format standard 2004 Edition and include all Division and Sub-Division categories 01-50. Such CSI categories include but are not limited to: 1) the pro-rata portion of design, drawings and permits pertaining to the Expansion Space, 2) construction costs such as walls, masonry, glass, ceilings, floor coverings, HVAC, electrical, plumbing, fire sprinklers, and all other costs specified in the Budget, a draft of which is attached herein as Exhibit A and being furnished for discussion purposes only. In addition, Landlord will also determine what amount of the Allowance was spent on non PAAAI or FF&E (“Non-qualifying Improvements”).

2.	Landlord and Tenant agree that in the event Tenant exercises its Early Termination Option set forth in Section 9 of the Third Amendment To Lease, the Termination Fee will be $450,000 plus any amount of the Allowance which was reasonably determined by Landlord to have been spent on Non-qualifying Improvements, plus 52% of any amount of the Allowance which was reasonably determined by Landlord to have been spent on PAAAI.

3.	If Tenant does not exercise its option for early termination, and if Tenant does not exercise its right to extend the lease term as provided for in Section 2.2 of the Original Lease, then Tenant shall pay to Landlord on or before the expiration date of Tenant’s right to extend the lease term an amount equal to 50% of the Non-qualifying Improvement amount.

4.	If Tenant does not exercise its option for early termination, and if Tenant does exercise its right to extend the lease term as provided for in Section 2.2 of the Original lease, then Tenant shall not be required to reimburse Landlord for any Non-qualifying Improvement amount.

5. Upon payment to Landlord for any balance owed pursuant to the above conditions on Non-qualifying Improvements, Landlord agrees to release any interest or claim in any FF&E originally considered to be an Allowance for a Non-qualifying Improvement.

For further clarification, the following example shall serve to illustrate the parties’ intentions.

Example: During the summer of 2011, Tenant spends a total of $400,000 on its entire Premises of 29,141 rentable square feet. Of this amount, $300,000 is spent on the subject Expansion Space of 6,011 rentable square feet. Of this amount, only $100,000 is spent on PAAAI Improvements. This means that of the $180,000 Tenant Improvement Allowance provided by the Landlord, $80,000 is deemed Non-qualifying Improvements.

In this event, the following would result:

1.	If Tenant terminates its lease early, the Termination Fee would equal $450,000 + $80,000 (Non-qualifying Improvements) + $52,000 (52% of PAAAI Improvements) for a total of $582,000.

2.	If Tenant does not terminate and does not exercise its right to extend the term of the lease then at such time, Tenant shall pay Landlord $450,000 + $40,000 (50% of the Non-qualifying Improvements) for a total of $490,000 as reimbursement for the unamortized amount of Non-qualifying Improvements.

3.	If Tenant does not terminate and does exercise its right to extend the term of the lease then Tenant will not owe Landlord any funds related to the Tenant Improvement Allowance.

This example only serves to illustrate amounts due in relation to the Allowance, and is separate from any other amounts that may be due by Tenant.

IN WITNESS WHEREOF, this MEMORANDUM OF UNDERSTANDING has been executed as of the 17th day of June, 2011.

“Landlord:”

WATERIDGE GOODMAN INVESTORS, LLC, a California limited liability company

By:
Name: Steven Goodman
Title: Manager

WATERIDGE KIFFMANN INVESTORS, LLC, a California limited liability company

By:
Name: Helmut Kiffmann
Title: Manager

“Tenant”:

GENOMATICA, INC., a Delaware corporation

By:
Print Name: Christophe Schilling
Title: President